Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated June 23, 2023, except for the effects of the reverse stock split described in Note 1, as to which the date is June 21, 2024, in amendment No.1 to Form S-4 (Form S-4 No. 333-280536) of Acasti Pharma Inc.

/s/ Ernst & Young LLP

Montréal, Canada
October 8, 2024